Exhibit 10.18

GUARANTY

THIS GUARANTY dated as of December 23, 2015, is made by Universal Truckload Services, Inc., a Michigan corporation (“Guarantor”) to Comerica Bank, a Texas banking association (“Comerica”), as Administrative Agent for and on behalf of the Lenders (as defined below) (in such capacity, the “Agent”).

RECITALS:

A. Westport Axle Corp. (“Borrower” and together with any other Persons that may from time to time become parties to the Credit Agreement as borrowers, the “Borrowers”), has entered into that certain Credit Agreement dated as of December 23, 2015 (as amended, supplemented, amended and restated or otherwise modified from time to time the “Credit Agreement”) with each of the financial institutions party thereto (collectively, including their respective successors and assigns, the “Lenders”) and the Agent, pursuant to which the Lenders have agreed, subject to the satisfaction of certain terms and conditions, to extend or to continue to extend financial accommodations to the Borrower, as provided therein.

B. As a condition to entering into and performing their respective obligations under the Credit Agreement, the Lenders and the Agent have required that Guarantor provide to the Agent, for and on behalf of the Lenders, this Guaranty.

C. Guarantor desires to see the success of the Borrower. Furthermore, Guarantor shall receive direct and/or indirect benefits from extensions of credit made or to be made pursuant to the Credit Agreement to the Borrower.

D. The business operations of the Borrower and Guarantor are interrelated and complement one another, and such entities have a common business purpose.

E. Substantially concurrently with the execution and delivery of the Credit Agreement, Subsidiaries of Guarantor, other than the Credit Parties, are entering into separate financing and credit transactions including without limitation the following (the “Refinancing Loans”):

(1) a revolving credit facility to be made by PNC Bank, National Association and certain other lender under which Universal Truckload, Inc., Universal Dedicated, Inc., Mason Dixon Intermodal, Inc., Logistics Insight Corp., Universal Logistics Solutions International, Inc., Universal Specialized, Inc., Cavalry Logistics, LLC, and Universal Management Services, Inc. are the primary borrowers and co-obligors and have granted Liens on certain of their assets or property to secure that facility;

(2) an equipment loan facility to be made by Key Equipment Finance, a division of KeyBank National Association under which LGSI Equipment of Indiana, LLC is the primary borrower and Universal Truckload, Inc., Universal Dedicated, Inc., Mason Dixon Intermodal, Inc., Logistics Insight Corp., and Universal Specialized, Inc., are guarantors; and

(3) a $40,000,000 unsecured loan to be made by Flagstar Bank to Guarantor and pursuant to which Flagstar Bank, FSB, commits to make refinancing loans to UTSI Finance, Inc. secured by mortgages on real property owned by UTSI Finance, Inc. which refinancing loans will not be guaranteed by Guarantor or any of its Subsidiaries.

F. The Agent is acting as agent for the Lenders pursuant to Section 12 of the Credit Agreement.

NOW, THEREFORE, to induce each of the Lenders to enter into and perform its obligations under the Credit Agreement, Guarantor has executed and delivered this Guaranty (as amended and otherwise modified from time to time, this “Guaranty”).

1. Definitions. As used in this Guaranty, capitalized terms not otherwise defined herein have the meanings provided for such terms in the Credit Agreement. The term “Lenders” as used herein shall include any successors or assigns of the Lenders in accordance with the Credit Agreement. In addition, the following terms shall have the following meanings:

“Cross-Guaranty” means a Guarantee Obligation undertaken or incurred by Guarantor with respect to any Other UTSI Group Debt.

“Cross-Pledge” means any pledge, mortgage, or grant of a security interest in or Lien on any of Guarantor’s present or future assets or property, whether real or personal, tangible or intangible, to secure payment or performance of any Other UTSI Group Debt.

“Guaranteed Obligations” shall mean, collectively, all Indebtedness of the Borrower (as defined in the Credit Agreement) (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after maturity thereof and accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding by or against the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such a proceeding and including, without limitation, interest at the highest allowable per annum rate specified in any document, instrument or agreement applicable to any of the Indebtedness), and all other liabilities and obligations of the Borrower, in each case whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with the Credit Agreement, this Guaranty and the other Loan Documents.

“Other Subsidiaries” means any of the Subsidiaries of Guarantor other than the Credit Parties.

“Other UTSI Group Debt” means the Refinancing Loans and any extensions, renewals, and replacements thereof or substitutions therefor together with any other Debt of Guarantor or any of the Other Subsidiaries, other than the Indebtedness.

“Triggering Event” means the occurrence of any of the following:

(a) Any of the Critical Contracts is cancelled (whether with or without cause), terminated, made subject to modifications that can reasonably be expected to materially reduce the revenues derived from therefrom, or is not renewed within 30 days prior to its current (or any future) expiration date; or

(b) Guarantor undertakes or becomes subject to a Cross-Guaranty;

(c) Guarantor grants or becomes subject to a Cross-Pledge; or

(d) Borrower makes a Permitted Affiliate Advance.

“Triggering Event Cure” means, with respect to any Triggering Event, that:

(a) In the case of a Triggering Event related to a Critical Contract, that Critical Contract has been reinstated, restored, continued, replaced, or otherwise modified to the reasonable satisfaction of Agent under terms and conditions that cannot reasonably be expected to materially reduce the revenues derived from therefrom;

(b) In the case of a Cross-Guaranty or Cross-Pledge, that Cross-Guaranty or Cross-Pledge is unconditionally waived, released, or discharged without any payment of consideration by Guarantor; or

(c) In the case of a Permitted Affiliate Advance, such Permitted Affiliate Advance is repaid in full.

2. Guaranty. Guarantor hereby guarantees to the Lenders the due and punctual payment to the Lenders when due, whether by acceleration or otherwise, and performance of the Guaranteed Obligations. Guarantor further agrees to pay any and all expenses (including reasonable attorneys’ fees calculated on a time and charges basis), that may be paid or incurred by the Agent or any Lender in enforcing or preserving rights with respect to or collecting any or all of the Guaranteed Obligations and/or enforcing any rights with respect to, or collecting against Guarantor under this Guaranty. Notwithstanding the foregoing, or any other provision of this Guaranty, this Guaranty may be enforced against Guarantor only if a Triggering Event has occurred and no directly related Triggering Event Cure exists or has occurred, provided that in the case of a Permitted Affiliate Advance, Guarantor’s liability under this Guaranty will be limited to the amount of such Permitted Affiliate Advance. Immediately upon the occurrence of a Triggering Event, without any requirement for notice or demand, this Guaranty shall become absolute, unconditional, and irrevocable, and shall not be affected or impaired by any subsequent condition or event whether related or unrelated to the Triggering Event, except for a Triggering Event Cure directly applicable to such Triggering Event. No Triggering Event Cure as to any one Triggering Event shall restrict, affect or impair the enforcement of this Guaranty as a result of any other Triggering Event.

3. Unconditional Character of Guaranty. Except as provided in Section 2, the obligations of Guarantor under this Guaranty shall be absolute and unconditional, and shall be a guaranty of payment and not of collection, irrespective of the validity, regularity or enforceability of the Credit Agreement or any of the other Loan Documents, or any provision thereof, the absence of any action to enforce the same, any waiver or consent with respect to or any amendment of any provision thereof (provided that any amendment of this Guaranty shall be in accordance with the terms hereof), the recovery of any judgment against any Person or action to enforce the same, any failure or delay in the enforcement of the obligations of any Credit Party under the Credit Agreement or any of the other Loan Documents, or any setoff, counterclaim, recoupment, limitation, defense or termination whether with or without notice to Guarantor. Guarantor hereby waives diligence, demand for payment, filing of claims with any court, any proceeding to enforce any provision of the Credit Agreement or any of the other Loan Documents, any right to require a proceeding first against the Borrower or against any other Guarantor or other Person providing collateral, or to exhaust any security for the performance of the obligations of the Borrower, any protest, presentment, notice or demand whatsoever, and Guarantor hereby covenants that this Guaranty shall not be terminated, discharged or released until, subject to Section 15 hereof, final payment in full of all of the Guaranteed Obligations (other than contingent liabilities pursuant to any indemnity for claims which have not been asserted or which have not yet accrued) due or to become due and the termination of any and all commitments of Agent, Issuing Lender, Swing Line Lender and the Lenders to extend credit (whether optional or obligatory) under the Credit Agreement or any other Loan Document, and only to the extent of any such payment, performance and discharge. Guarantor hereby further covenants that no security now or subsequently held by the Agent or the Lenders for the payment of the Guaranteed Obligations (including, without limitation, any security for any of the foregoing), whether in the nature of a security interest, pledge, lien, assignment, setoff, suretyship, guaranty, indemnity; insurance or otherwise, and no act, omission or other conduct of the Agent or the Lenders in respect of such security, shall affect in any manner whatsoever the unconditional obligations of this Guaranty, and that the Agent and each of the Lenders in their respective sole discretion and without notice to any of Guarantor, may release, exchange, enforce, apply the proceeds of and otherwise deal with any such security without affecting in any manner the unconditional obligations of this Guaranty.

Without limiting the generality of the foregoing, the obligations of Guarantor under this Guaranty, and the rights of the Agent to enforce the same, on behalf of the Lenders by proceedings, whether by action at law, suit in equity or otherwise, shall not be in any way affected to the extent permitted by applicable law, by (i) any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding up or other proceeding involving or affecting the Borrower, Guarantor or any other Person or any of their respective Affiliates including any discharge of, or bar or stay against collecting, all or any of the Guaranteed Obligations in or as a result of any such proceeding; (ii) any change in the ownership of any of the capital stock (or other ownership interests) of the Lenders or Guarantor, or any other Person providing collateral for any of the Guaranteed Obligations, or any of their respective Affiliates; (iii) the election by the Agent or any Lender, in any bankruptcy proceeding of any Person, to apply or not apply Section 1111(b)(2) of the Bankruptcy Code; (iv) any extension of credit or the grant of any security interest or lien under the Bankruptcy Code; (v) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person; (vi) the avoidance of any security interest or lien in favor of the Agent or any Lender for any reason; (vii) any action taken by the Agent or any Lender that is authorized by this paragraph or any other provision of this Guaranty; or (viii) any other principle or provision of law, statutory or otherwise, which is or might be in conflict with the terms hereof.

4. Waivers. Guarantor hereby waives to the fullest extent possible under applicable law:

(a) any defense based upon the doctrine of marshaling of assets or upon an election of remedies by Agent or the Lenders, including, without limitation, an election to proceed by non-judicial rather than judicial foreclosure;

(b) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

(c) any duty on the part of Agent or any of the Lenders to disclose to Guarantor any facts Agent or the Lenders may now or hereafter know about the Borrower, regardless of whether Agent or any Lender has reason to believe that any such facts materially increase the risk beyond that which ..Guarantor intends to assume or has reason to believe that such facts are unknown to Guarantor or has a reasonable opportunity to communicate such facts to Guarantor;

(d) any other event or action (excluding compliance by Guarantor with the provisions hereof) that would result in the discharge by operation of law or otherwise of Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Guaranty; and

(e) all rights to participate in any security now or hereafter held by the Agent or any Lender.

Guarantor acknowledges and agrees that this is a knowing and informed waiver of the undersigned’s rights as discussed above and that the Agent and the Lenders are relying on this waiver in extending credit to the Borrower.

5. Waiver of Subrogation. Guarantor hereby waives any claim for reimbursement, contribution, exoneration, indemnity or subrogation, or any other similar claim, which Guarantor may have or obtain against the Borrower, by reason of the existence of this Guaranty, or by reason of the payment by Guarantor of any of the Guaranteed Obligations or the performance of this Guaranty, the Credit Agreement or any of the other Loan Documents, until the Guaranteed Obligations (other than contingent liabilities pursuant to any indemnity for claims which have not been asserted or which have not yet accrued) have been repaid and discharged in full, no Letters of Credit shall remain outstanding and all commitments to extend credit under the Credit Agreement or any of the other Loan Documents (whether optional or obligatory) have been terminated. Any amounts paid to Guarantor on account of any such claim at any time when the obligations of Guarantor under this Guaranty shall not have been fully and finally paid shall be held by Guarantor in trust for Agent and the Lenders, segregated from other funds of Guarantor, and forthwith upon receipt by Guarantor shall be turned over to Agent in the exact form received by Guarantor (duly endorsed to Agent by Guarantor, if required), to be applied to Guarantor’s obligations under this Guaranty, whether matured or unmatured, in such order and manner as Agent may determine.

Guarantor acknowledges and agrees that this is a knowing and informed waiver of Guarantor’s rights as discussed above and that the Agent and the Lenders are relying on this waiver in extending credit to the Borrower.

6. Other Transactions. The Agent and each of the Lenders may deal with the Borrowers and any security held by them for the obligations of the Borrower in the same manner and as freely as if this Guaranty did not exist and the Agent shall be entitled, on behalf of the Lenders, without notice to Guarantor, among other things, to grant to the Borrower such extension or extensions of time to perform any act or acts as may seem advisable to the Agent (on behalf of the Lenders) at any time and from time to time, and to permit the Borrower to incur additional indebtedness to the Agent, the Lenders, or any of them, without terminating, affecting or impairing the validity or enforceability of this Guaranty or the obligations of Guarantor hereunder.

7. Remedies; Right to Offset. Subject to Section 2, the Agent may proceed, either in its own name (on behalf of the Lenders) or in the name of Guarantor, or otherwise, to protect and enforce any or all of its rights under this Guaranty by suit in equity, action at law or by other appropriate proceedings, or to take any action authorized or permitted under applicable law, and shall be entitled to require and enforce the performance of all acts and things required to be performed hereunder by Guarantor. Each and every remedy of the Agent and of the Lenders shall, to the extent permitted by law, be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.

At the option of the Agent, Guarantor may be joined in any action or proceeding commenced by the Agent against the Borrower or any of the other parties providing Collateral for any of the Guaranteed Obligations, and recovery may be had against Guarantor in such action or proceeding or in any independent action or proceeding against any of them, without any requirement that the Agent or the Lenders first assert, prosecute or exhaust any remedy or claim against the Borrower and/or any of the other parties providing Collateral for any of the Guaranteed Obligations.

Guarantor acknowledges the rights of the Agent and of each of the Lenders, subject to the applicable terms and conditions of the Credit Agreement, and upon the occurrence and during the continuance of an Event of Default, to offset against the Guaranteed Obligations of Guarantor to the Lenders under this Guaranty, any amount owing by the Agent or the Lenders, or either or any of them to Guarantor, whether represented by any deposit of Guarantor with the Agent or any of the Lenders or otherwise.

8. Borrowers’ Financial Condition. Guarantor delivers this Guaranty based solely on its own independent investigation of (or decision not to investigate) the financial condition of the Borrower and is not relying on any information furnished by Agent or the Lenders. Guarantor assumes full responsibility to keep itself informed concerning the financial condition of the Borrower and all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligation, the status of the Guaranteed Obligations or any other matter which Guarantor may deem necessary or appropriate, now or later.

9. Representations and Warranties; Covenants. Guarantor (a) ratifies, confirms and, by reference thereto (as fully as though such matters were expressly set forth herein), represents and warrants with respect to itself those matters set forth in Article 6 of the Credit Agreement to the extent applicable to Guarantor and those matters set forth in the recitals hereto, and such representations and warranties shall be deemed to be continuing representations and warranties true and correct in all material respects so long as this Guaranty shall be in effect; and (b) agrees (i) to comply, to the extent applicable to Guarantor, with the covenants set forth in Sections 7.3, 7.4, 7.5, and 7.10 of the Credit Agreement, and (ii) not to otherwise engage in any action or inaction, the result of which would cause a violation of any term or condition of the Credit Agreement. Guarantor agrees to provide the Agent prompt written notice of the existence of (y) any Cross-Guaranty or Cross-Pledge and (z) any agreement, document, or instrument purportedly evidencing or constituting a Triggering Event Cure, accompanied in either case by a true and complete copy thereof.

10. Governing Law; Severability. This Guaranty has been delivered in Michigan and shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and be enforceable in, the State of Michigan. If any term or provision of this Guaranty or the application thereof to any circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Guaranty, or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Guaranty shall be valid and enforceable to the fullest extent permitted by law.

11. Notices. All notices, requests, consents, approvals, waivers and other communications hereunder shall be in writing (including, by facsimile transmission) and mailed, faxed or delivered to the address or facsimile number specified for notices on the signature pages to the Security Agreement dated as of December 23, 2015, by and among the Borrower, certain other parties, and the Agent and, in the case of Guarantor, to the address and facsimile number for notices on its signature page to this Guaranty; or, as directed to Guarantor or the Agent, to such other address or number as shall be designated by such party in a written notice to the other. All such notices, requests and communications shall, when sent by overnight delivery, or faxed, be effective when delivered for overnight (next business day) delivery, or transmitted in legible form by facsimile machine (with electronic confirmation of receipt), respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if otherwise delivered, upon delivery; except that notices to the Agent shall not be effective until actually received by the Agent.

12. Amendments. The terms of this Guaranty may not be altered, modified, amended, supplemented or terminated in any manner whatsoever unless the same shall be in writing and signed by or on behalf of the requisite Lenders as determined pursuant to the Credit Agreement.

13. No Waiver. No waiver or release shall be deemed to have been made by the Agent or any of the Lenders of any of their respective rights hereunder unless the same shall be in writing and signed by or on behalf of the requisite Lenders as determined pursuant to the Credit Agreement, and any such waiver shall be a waiver or release only with respect to the specific matter and party involved, and shall in no way impair the rights of the Agent or any of the Lenders or the obligations of Guarantor under this Guaranty in any other respect at any other time.

14. [Reserved.]

15. Release; Reinstatement. Upon the final payment and discharge in full of all Guaranteed Obligations (other than contingent liabilities pursuant to any indemnity for claims which have not been asserted or which have not yet accrued) and the termination of any and all commitments of Agent, Issuing Lender, Swing Line Lender and the Lenders to- extend credit (whether optional or obligatory) under the Credit Agreement or any other Loan Document, the Agent shall deliver to Guarantor, upon written request therefor, (a) a written release of this Guaranty and (b) appropriate discharges of any Collateral provided by Guarantor for this Guaranty; provided however that, the effectiveness of this Guaranty shall continue or be reinstated, as the case may be, in the event that any payment received or credit given by the Agent or the Lenders, or any of them, is returned, disgorged, rescinded or required to be recontributed to any party as an avoidable preference, impermissible setoff, fraudulent conveyance, restoration of capital or otherwise under any applicable state, federal, or local law of any jurisdiction, including laws pertaining to bankruptcy or insolvency, and this Guaranty shall, subject to Section 2, thereafter be enforceable against Guarantor as if such returned, disgorged, recontributed or rescinded payment or credit has not been received or given by the Agent or the Lenders, and whether or not the Agent or any Lender relied upon such payment or credit or changed its position as a consequence thereof.

16. Consent to Jurisdiction. Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of any United States federal or Michigan state court sitting in Detroit in any action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents and Guarantor hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States federal or Michigan state court. Guarantor irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan (and to the receipt of any and all notices hereunder) by the delivery of copies of such process to Guarantor at its addresses identified in Section 11 hereof in the manner set forth therein.

17. Headings. The headings, captions, and arrangements used in this Guaranty are for convenience only and shall not affect the interpretation of this Guaranty.

18. Counterparts. This Guaranty may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19. WAIVER OF JURY TRIAL. GUARANTOR (AND THE AGENT AND EACH LENDER BY ACCEPTING THE BENEFITS HEREOF) WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY EITHER SUCH PARTY AGAINST THE OTHER, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH DEBTOR AND THE AGENT AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH SUCH PARTY FURTHER AGREES THAT ITS RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER

PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

20. Limitation under Applicable Insolvency Laws. Notwithstanding anything to the contrary contained herein, it is the intention of Guarantor, the Agent and the Lenders that the amount of Guarantor’s obligations hereunder shall be in, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of applicable law governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (collectively, “Applicable Insolvency Laws”). To that end, but only in the event and to the extent that Guarantor’s obligations hereunder or any payment made pursuant thereto would, but for the operation of the foregoing proviso, be subject to avoidance or recovery under Applicable Insolvency Laws, the amount of Guarantor’s obligations hereunder shall be limited to the largest amount which, after giving effect thereto, would not, under Applicable Insolvency Laws, render Guarantor’s obligations hereunder unenforceable or avoidable or subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made hereunder exceeds the limitation contained in this Section 20, then the amount of such excess shall, from and after the time of payment by Guarantor (or any of them), be reimbursed by the Lenders upon demand by Guarantor. The foregoing proviso is intended solely to preserve the rights of the Agent and the Lenders hereunder against Guarantor to the maximum extent permitted by Applicable Insolvency Laws and neither the Borrower, nor Guarantor nor any other Person shall have any right or claim under this Section 20 that would not otherwise be available under Applicable Insolvency Laws.

[SIGNATURE FOLLOWS ON SUCCEEDING PAGE]

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the date first above written.

Universal Truckload Services, Inc.,
a Michigan corporation

By:	/s/ Jeff Rogers
Name:	Jeffrey A. Rogers
Title:	President/CEO

Address for Notices:
12755 East Nine Mile Road
Warren, MI 48089
Attention:	David A. Crittenden, Chief Financial Officer
Facsimile number: (586) 920-0258